Exhibit 5.1

Blake, Cassels & Graydon LLP Barristers & Solicitors Patent & Trade-mark Agents 855—2nd Street S.W. Suite 3500, Bankers Hall East Tower Calgary AB T2P 4J8 Canada Tel: 403-260-9600 Fax: 403-260-9700

December 4, 2018

Encana Corporation

500 Centre Street SE

PO Box 2850

Calgary, AB T2P 2S5

Re: Encana Corporation — Registration Statement on Form S-4

Dear Sirs and Mesdames:

We have acted as Canadian counsel to Encana Corporation (the “Corporation”), a corporation existing under the laws of Canada, in connection with the preparation of the Registration Statement on Form S-4 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration of common shares of the Corporation (the “Common Shares”) to be issued by the Corporation in connection with that certain Agreement and Plan of Merger, dated as of October 31, 2018, by and among the Corporation, Neapolitan Merger Corp. and Newfield Exploration Company (the “Merger Agreement”).

We have examined the Registration Statement and the Merger Agreement and all such corporate and public records, statutes and regulations and have made such investigations and have reviewed such other documents as we have deemed relevant and necessary and have considered such questions of law as we have considered relevant and necessary in order to give the opinions hereinafter set forth.

As to various questions of fact material to such opinions which were not independently established, we have relied upon a certificate of an officer of the Corporation. In expressing the opinion in paragraph 1 as to the existence of the Corporation, we have relied solely upon a certificate of compliance dated December 4, 2018, issued by Industry Canada, and we have assumed that the matters set out in such certificate have not changed from the date of such certificate until today.

In reviewing the foregoing documents, we have assumed the genuineness of all signatures, the veracity of the information contained therein, the authenticity of all documents submitted to us as originals and the conformity to authentic or original documents of all documents submitted to us as certified, notarial, true copies or reproductions.

On the basis of the foregoing, we are of the opinion that:

1.	the Corporation is a corporation incorporated and validly existing under the laws of Canada;

2.	the issuance of the Common Shares has been duly authorized by all necessary corporate action on the part of the Corporation; and

3.

upon issuance in accordance with the terms of the Merger Agreement, including the receipt by the Corporation of the consideration therefor, the Common Shares will be validly issued and outstanding as fully paid and non-assessable shares of the Corporation.

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We are qualified to practice law in the Province of Alberta and this opinion is rendered solely with respect to laws of the Province of Alberta and the federal laws of Canada applicable in the Province of Alberta. We hereby consent to the reference to us under the heading “Legal Matters” in the proxy statement/prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Yours truly,

/s/ Blake, Cassels & Graydon LLP

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